Exhibit 99.1
Enterprise Financial Services Corp Announces Retirement of John Eulich from Board of Directors

Company Release – 2/16/2023

ST. LOUIS --(BUSINESS WIRE)—Enterprise Financial Services Corp (Nasdaq: EFSC) announced today that John Eulich is retiring from the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company”) and Enterprise Bank & Trust (the “Bank”) pursuant to the Company’s retirement policy. Mr. Eulich has served as Chairperson of the Board since 2016, a member of the Board since 2010 and a member of the Bank’s Board of Directors (the “Bank Board”) since 2009. Mr. Eulich will not stand for re-election at the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”)) and will retire immediately following the upcoming Annual Meeting. Michael DeCola, Vice-Chairperson of the Company’s Board of Directors has been designated by the Board to succeed Mr. Eulich as Chairperson of the Board following the Annual Meeting.

Mr. DeCola stated, “We would like to thank John for his many contributions to the Company during his 13 years of service as a member of the Board, including the past 7 years of service as Board Chairperson. He presided over the Company during a period of exceptional growth resulting in enhanced shareholder value. His leadership was instrumental in strengthening and positioning the Company for success going forward. We wish John the very best in his retirement.”

Jim Lally, President and CEO of the Company and Chairperson of the Bank Board added, “For more than a decade, John has played an instrumental role on our Board, and has helped guide our Company’s path to success. We have all benefited from his leadership and collaboration and he will be greatly missed.”

Mr. Eulich stated, “It has been my distinct honor to serve on this Board for the past 13 years and lead the Board during the past 7 years. I'm proud of the tremendous transformation the Company has achieved over this time, and I leave with great confidence in its future.”

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $13.1 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695